EXHIBIT 4.1

CERTIFICATE OF DESIGNATIONS

OF

FIXED TO FLOATING RATE PERPETUAL NON-CUMULATIVE

PREFERRED STOCK, SERIES A

OF

THE COLONIAL BANCGROUP, INC.

The Colonial BancGroup, Inc., a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY:

That the following resolutions were duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) at a meeting duly convened and held on April 18, 2007 and by the Special Committee (the “Committee”) of the Board of Directors by unanimous written consent filed with the proceedings of the Board of Directors on May 21, 2007 pursuant to authority conferred upon the Board of Directors by the provisions of the certificate of incorporation of the Corporation authorizing the Corporation to issue up to 50,000,000 shares of preferred stock, par value $2.50 per share, and pursuant to authority conferred upon the Committee in accordance with Section 141(c) of the General Corporation Law of the State of Delaware:

1. On April 18, 2007 the Board of Directors adopted the following resolution authorizing the Committee to act on behalf of the Board of Directors in connection with the issuance of a new series of Preferred Stock:

“RESOLVED, that the Special Committee is hereby authorized, empowered and directed, for and on behalf of BancGroup, to approve the specific rights and preferences of the BancGroup Preferred Stock, as well as the form of the related certificate of designations.”

2. On May 15, 2007, the Committee, pursuant to the authority conferred upon it by Section 141(c) of the General Corporation Law of the State of Delaware and resolutions of the Board of Directors adopted on April 18, 2007, duly adopted the following resolution:

“RESOLVED, that pursuant to a resolution of the Board of Directors of BancGroup adopted on April 18, 2007, the issuance of a series of BancGroup Preferred Stock is hereby authorized, and the designation, voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, of the shares of such series, in addition to those set forth in the certificate of incorporation of BancGroup, are hereby fixed as set forth in the Certificate of Designations attached hereto as Exhibit A; and further”

Section 1. Designation. The distinctive serial designation of such series is “Fixed-to-Floating Rate Perpetual Non-cumulative Preferred Stock, Series A” (“Series A”). Each share of Series A shall be identical in all respects to every other share of Series A.

Section 2. Number of Shares. The number of shares of Series A shall be 300,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of Series A then outstanding) by the Board of Directors. Shares of Series A that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

Section 3. Definitions. As used herein with respect to Series A:

“Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York, New York or Montgomery, Alabama are generally required or authorized by law to be closed.

“CBG Preferred Stock” means the Fixed-to-Floating Rate Perpetual Non-cumulative Preferred Stock, Class A, Series A of CBG Florida REIT Corp., a Florida corporation, offered for sale by an Offering Circular, dated May 15, 2007.

“Colonial Bank” means Colonial Bank, National Association, a national banking association headquartered in Montgomery, Alabama.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the term remaining to May 15, 2012 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of perpetual preferred securities having similar terms as the Series A with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up of the issuer of such preferred securities.

“Comparable Treasury Price” means, with respect to any redemption date for the Series A, the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or if the Independent Investment Banker obtains fewer than five such Reference treasury Dealer Quotations, the average of all such quotations.

“Dividend Payment Date” has the meaning specified in Section 4(a).

“Dividend Period” has the meaning specified in Section 4(a).

“Five-Year Date” means the Dividend Payment Date in May 2012 and the Dividend Payment Date in May of each fifth succeeding year.

“Junior Stock” means the Common Stock and any other class or series of stock of the Corporation hereafter authorized over which Series A has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Independent Investment Banker” means an independent investment banking institution of national standing appointed by the Corporation.

“LIBOR Business Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London.

“LIBOR Determination Date” means, as to each Dividend Period, the date that is two LIBOR Business Days prior to the first day of such Dividend Period.

“Page LIBOR 01” means the display page of Reuter’s screen designated as LIBOR 01 (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates comparable to 3-Month USD LIBOR).

“Parity Stock” means any other class or series of stock of the Corporation that ranks on a parity with Series A in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Primary Regulator” means the Office of the Comptroller of the Currency or such successor regulator as may become Colonial Bank’s primary regulator.

“Rating Agencies” means, at any time, Standard & Poor’s Rating Services, a Division or the McGraw-Hill Corporation, Inc., Moody’s Investors Service, Inc. and Fitch, Inc., but only in the case of each such agency if it is rating the shares of Series A or, if none of them is providing a rating for the shares of Series A at such time, then any “nationally recognized statistical rating organization” as the phrase is defined for purposes of Rule 436(g)(2) under the Securities Act, that is rating such relevant security.

“Rating Agency Event” means when the Corporation reasonably determines that any Rating Agency amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the shares of Series A, which amendment, clarification or change results in (i) the shortening of the length of time the shares of Series A are assigned a particular level of equity credit by that Rating Agency as compared to the length of time they would have been assigned that level of equity credit by that Rating Agency or its predecessor on the issue date of the CBG Preferred Stock, or (ii) the lowering of the equity credit (including up to a lesser amount) assigned to the shares of Series A by that rating agency as compared to the equity credit assigned by that rating agency or its predecessor on the issue date of the CBG Preferred Stock.

“Reference Treasury Dealer Quotations” means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Regulatory Capital Event” means when the Corporation determines that there is more than an insubstantial risk that the shares of Series A will no longer be of a type that constitutes Tier I capital of the Corporation for purposes of the capital adequacy guidelines issued by the Board of Governors of the Federal Reserve System applicable to bank holding companies, in either case as a result of a change in applicable laws, regulations or related interpretations after issuance of the CBG Preferred Stock.

“Securities Act” means the Securities Act of 1933, as amended.

“3-Month USD LIBOR” means, with respect to any Dividend Period, a rate determined on the basis of the offered rates for three-month U.S. dollar deposits of not less than a principal amount equal to that which is representative for a single transaction in such market at such time, commencing on the first day of such Dividend Period, which appears on Page LIBOR 01 as of approximately 11:00 A.M., London time, on the LIBOR Determination Date for such Dividend Period. If on any LIBOR Determination Date no rate appears on Page LIBOR 01 as of approximately 11:00 A.M., London time, the Corporation or another affiliate of the Corporation on behalf of the Corporation will on such LIBOR Determination Date request four major reference banks in the London interbank market selected by the Corporation to provide the Corporation with a quotation of the rate at which three-month deposits in U.S. dollars, commencing on the first day of such Dividend Period, are offered by them to prime banks in the London interbank market as of approximately 11:00 A.M., London time, on such LIBOR Determination Date and in a principal amount equal to that which is representative for a single transaction in such market at such time. If at least two such quotations are provided, 3-Month USD LIBOR for such Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of such quotations as calculated by the Corporation. If fewer than two quotations are provided, 3-Month USD LIBOR for such Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of the rates quoted as of approximately 11:00 A.M., New York time, on the first day of such Dividend Period by three major banks in New York, New York selected by the Corporation for loans in U.S. dollars to leading European banks, for a three-month period commencing on the first day of such Dividend Period and in a principal amount of not less than $1,000,000.

“Treasury Rate” means the rate per year equal to the quarterly equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

Section 4. Dividends.

(a) Rate. Holders of the shares of Series A shall be entitled to receive, if, as and when declared by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation, but only out of assets legally available therefor, non-cumulative cash dividends on the liquidation preference of $1,000 per share of Series A, and no more, payable quarterly on each February 15, May 15, August 15 and November 15 or, if any such day is not a Business Day, the next Business Day, commencing in the case of whichever of clause (i) or clause (ii) is applicable on the first such date after issuance of the shares of Series A (each a “Dividend Payment Date”). The period from and including the initial issue date of the Series A or the immediately preceding Dividend Payment Date, as the case may be, to but excluding the next Dividend Payment Date is a “Dividend Period.” If no shares of Series A have been issued prior to May 15, 2012, upon issuance thereafter a Dividend Payment Date shall be deemed to have occurred on the date of issuance, if such issuance date is a Dividend Payment Date or, if such issuance date is not a Dividend Payment Date, on the immediately preceding Dividend Payment Date for purposes of determining the dividend rate. Dividends accrue in each Dividend Period from the first day of such Dividend Period, whether or not dividends are paid with respect to any prior Dividend Period. Dividends on each share of Series A will accrue on the liquidation preference of $1,000 per share (i) for each Dividend Period ending on or prior to the Dividend Payment Date in May 2012 at a rate per annum equal to 7.114%, and (ii) thereafter for each related Dividend Period at a rate per annum equal to 3-Month USD LIBOR plus 2.02%. The record date for the payment of dividends, if declared, will be the first Business Day of the month in which the relevant dividend payment occurs. Dividends payable on the shares of Series A for any Dividend Period ending prior to or in May 2012 will be calculated on the basis of a 360-day year consisting of twelve 30-day months, and dividends payable on the shares of Series A for any subsequent Dividend Period will be computed on the basis of a 360-day year and the number of days actually elapsed. Dividends payable on the shares of Series A for any period less than a full Dividend Period will be computed on the basis of (i) a 360-day year, twelve 30-day months and the number of days actually elapsed in such Dividend Period for any Dividend Periods ending prior to or in May 2012 and (ii) a 360-day year and the number of days actually elapsed in the relevant Dividend Period for any Dividend Periods thereafter. No interest will be paid on any dividend payment on the shares of Series A.

(b) Non-Cumulative Dividends. Dividends on shares of Series A shall be non-cumulative. To the extent that any dividends payable on the shares of Series A on any Dividend Payment Date are not declared and paid, in full or otherwise, on such dividend payment date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable and the Corporation shall have no obligation to pay, and the holders of shares of Series A shall have no right to receive, dividends accrued for such Dividend Period after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to shares of Series A, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Corporation.

(c) Priority of Dividends. So long as any shares of Series A remains outstanding, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in Junior Stock of the same class or series or Junior Stock ranking junior to that class or series, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the shares of Series A and such Parity Stock except by conversion into or exchange for Junior Stock, in each case unless full dividends on all outstanding shares of series A for the then-current Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. When dividends are not paid in full upon, or a sum sufficient for such payment is not set apart for, all the shares of Series A and any Parity Stock, all dividends declared upon shares of Series A and any Parity Stock shall be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share on the shares of Series A, and accrued dividends, including any accumulations on Parity Stock, bear to each other. No interest will be payable in respect of any dividend payment on shares of Series A that may be in arrears. If the Board of Directors of the Corporation determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide, or cause to be provided, written notice to the holders of the shares of Series A prior to such date. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may be declared and paid on any Junior Stock from time to time out of any assets legally available therefor, and the shares of Series A shall not be entitled to participate in any such dividend.

6

Section 5. Liquidation Rights.

(a) Involuntary Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series A shall be entitled, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock, to receive in full an amount equal to $1,000 per share (the “liquidation preference”), together with an amount equal to declared but unpaid dividends for the current Dividend Period to the date of liquidation.

(b) Partial Payment. If the assets of the Corporation are not sufficient to pay the liquidation preference in full to all holders of Series A and all holders of any Parity Stock, the amounts paid to the holders of Series A and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences of Series A and all such Parity Stock.

(c) Residual Distributions. If the liquidation preference has been paid in full to all holders of Series A and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the merger or consolidation of the Corporation with any other corporation, including a merger in which the holders of Series A receive cash or property for their shares, or the sale of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6. Redemption.

(a) Optional Redemption. If (i) the Corporation had paid all dividends previously declared for payment and (ii) in the event that the redemption date is also a Dividend Payment Date, the Corporation has first declared full dividends on the Series A then, the Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors of the Corporation, may redeem the shares of Series A at the time outstanding:

(i) in whole or in part, on the Dividend Payment Date that is a Five-Year Date at a cash redemption price equal to $1,000 per share of Series A;

(ii) in whole but not in part, at any time prior to May 15, 2012, within 90 days after the occurrence of a Regulatory Capital Event or a Rating Agency Event, at a cash redemption price equal to the greater of: (A) $1,000 per share of Series A, or (B) the sum of the present values of $1,000 per share of Series A, discounted from May 15, 2012 to the redemption date, and the present values of all undeclared dividends for each Dividend Period from the redemption date to and including May 15, 2012, discounted from their applicable Dividend Payment Dates to the redemption date, in each case on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, as calculated by an Independent Investment Banker, plus 0.500%; plus, if the redemption date is not a Dividend Payment Date, accumulated dividends for the period from, and including, the last Dividend Payment Date to, but excluding, the redemption date;

(iii) in whole but not in part, on any Dividend Payment Date prior to May 15, 2012 for any reason other than the occurrence of a Regulatory Capital Event or a Rating Agency Event, at a cash redemption price equal to the greater of: (A) $1,000 per share of Series A, or (B) the sum of the present values of $1,000 per share of Series A, discounted from May 15, 2012 to the redemption date, and the present values of all undeclared dividends for each Dividend Period from the redemption date to and including May 15, 2012, discounted from their applicable Dividend Payment Dates to the redemption date, in each case on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, as calculated by an Independent Investment Banker, plus 0.375%; plus, if the redemption date is not a Dividend Payment Date, accumulated dividends for the period from, and including, the last Dividend Payment Date to, but excluding, the redemption date;

(iv) in whole but not in part, on any Dividend Payment Date after the Dividend Payment Date in May 2012 that is not a Five-Year Date, within 90 days the occurrence of a Regulatory Capital Event or a Rating Agency Event, at a cash redemption price of $1,000 per share of Series A, plus, if the redemption date is not a Dividend Payment Date, accumulated dividends from the period from, and including, the last Dividend Payment Date to, but excluding, the redemption date;

(v) in whole but not in part on any Dividend Payment Date after the Dividend Payment Date in May 2012 that is not a Five-Year Date, for any reason other than the occurrence of a Regulatory Capital Event or a Rating Agency Event, at a cash redemption price equal to the greater of: (A) 1,000 per share of Series A, or (B) the sum of the present value of $1,000 per share of Series A, discounted from the next succeeding Five-Year Date to the redemption date, and the present values of all undeclared dividends for the Dividend Periods from the redemption date to, and including, the next succeeding Five-Year Date, discounted from their applicable Dividend Payment Dates to the redemption date, in each case on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the 3-Month USD LIBOR Rate applicable to the Dividend Period immediately preceding such redemption date (which 3-Month USD LIBOR Rate will also, for purposes of calculating such redemption price, be the rate used in calculating the amount for each such undeclared dividend), as calculated by an Independent Investment Banker; plus, if the redemption date is not a Dividend Payment Date, accumulated dividends for the period from, and including, the last Dividend Payment Date to, but excluding, the redemption date;

in each case, without accumulation of any undeclared dividends with respect to Dividend Payment Dates prior to the redemption date.

(b) Notice of Redemption. Notice of every redemption of shares of Series A shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Notwithstanding the foregoing, if the shares of Series A are held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of shares of Series A designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A. Each notice shall state (i) the redemption date; (ii) the number of shares of Series A to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed by such holder; (iii) the redemption price; (iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

(c) Partial Redemption. In case of any redemption of only part of the shares of Series A at the time outstanding, the shares of Series A to be redeemed shall be selected either pro rata from the holders of record of Series A in proportion to the number of shares of Series A held by such holders or by lot or in such other manner as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine to be fair and equitable. Subject to the provisions of this Section 6(c), the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series A shall be redeemed from time to time.

(d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such Depositary Company at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

Section 7. Voting Rights.

(a) General. The holders of Series A shall not have any voting rights except as set forth below or as otherwise from to time required by law.

(b) Right To Elect Two Directors Upon Dividend Defaults. If and whenever the Corporation fails to pay, or declare and set aside for payments full dividends on Series A or any class or series of Parity Stock (any such class or series being herein referred to in this section as “Dividend Parity Stock”) for at least six Dividend Periods or their equivalent, whether or not consecutive, the number of directors then constituting the Board of Directors shall be increased by two and the holders of Series A, together with the holders of all other affected classes and series of Dividend Parity Stock similarly entitled to vote for the election of two additional directors, voting together as a single and separate class, shall be entitled to elect the two additional directors at any annual meeting of stockholders. This right will continue at each subsequent annual meeting until the earlier of the redemption of all Series A or the Corporation pays dividends in full on the Series A and any additional affected Dividend Parity Stock for three consecutive Dividend Periods or their equivalent and pays or declares and sets aside for payment dividends in full for the fourth consecutive Dividend Period or its equivalent, at which time the right of the holders of Series A and such Dividend Parity Stock to elect such additional two directors shall cease (but subject always to the same provisions for the vesting of such voting rights in the case of any similar future arrearages in dividends), and the terms of office of all persons elected as directors by the holders of Series A and such Dividend Parity Stock shall forthwith terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. In case any vacancy shall occur among the directors elected by the holders of Series A and such Dividend Parity Stock, a successor shall be elected by the Board of Directors to serve until the next annual meeting of the stockholders upon the nomination of the then remaining director elected by the holders of Series A and such Dividend Parity Stock or the successor of such remaining director.

(c) Other Voting Rights. So long as any shares of Series A are outstanding, in addition to any other vote or consent of stockholders required by law or by the certificate of incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of Series A at the time outstanding, voting separately as a single class with all Parity Stock that by its terms is entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Amendment of Certificate of Incorporation. Any amendment, alteration or repeal of any provision of the certificate of incorporation or by-laws of the Corporation that would alter or change the voting powers, preferences or special rights of the Series A so as to affect them adversely;

(ii) Authorization of Senior Stock. Any amendment or alteration of the certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of capital stock of the Corporation ranking prior to Series A in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation; or

(iii) Certain Mergers and Consolidations. The consummation of a binding share exchange or reclassification involving the Series A or a merger or consolidation of the Corporation with another entity, except holders of Series A will have no right to vote under this provision or otherwise under Delaware law if in each case (i) the shares of Series A remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) such shares of Series A remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series A, taken as a whole;

provided, however, that any increase in the amount of the authorized or issued shares of Series A or authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series A with respect to the payment of dividends (whether such dividends are cumulative or non-

cumulative) and/or the distribution of assets upon the Corporation’s liquidation, dissolution or winding-up will not be deemed to adversely affect the voting powers, preferences or special rights of the Series A and, notwithstanding any provision of Delaware law, holders of shares of Series A will have no right to vote on such an increase.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of Parity Stock (including the Series A for this purpose), then only those series affected and entitled to vote shall vote as a class in lieu of all series of preferred stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required is effected, all outstanding shares of Series A have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by the Corporation for the benefit of the holders of the Series A to effect such redemption.

Section 8. Other Rights. The shares of Series A shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the certificate of incorporation of the Corporation.

Section 9. Restatement of Certificate. Upon any restatement of the certificate of incorporation of the Corporation, Sections 1 through 8 of this certificate of designations shall be included in Article IV of the certificate of incorporation under the heading “Fixed-to-Floating Rate Perpetual Non-cumulative Preferred Stock, Series A” and this Section 9 may be omitted. If the Board of Directors so determines, the numbering of Sections 1 through 8 may be changed for convenience of reference or for any other proper purpose.”

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Kamal Hosein, its Treasurer, this 21st day of May, 2007.

By:	Kamal Hosein
Its:	Treasurer